Exhibit 14.1

                             SECURED SERVICES, INC.

          CODE OF ETHICS FOR THE CHAIRPERSON OF THE BOARD OF DIRECTORS,
                       SECRETARY, CHIEF EXECUTIVE OFFICER,
             CHIEF FINANCIAL OFFICER, AND SENIOR FINANCIAL MANAGERS

Secured Services, Inc. (the "Company") has developed and the Board of Directors has adopted this Code of Ethics for the Company's Chairperson, Secretary, Chief Executive Officer, Chief Financial Officer and all senior financial managers (collectively the "Senior Financial Officers"). A Senior Financial Officer owes a duty to the Company to perform his or her responsibilities honestly and ethically. Additionally, all conflicts of interest must be avoided to maintain a Senior Financial Officer's independent judgment and ensure that the Company's business is conducted with the highest degree of integrity.

The Senior Financial Officers are bound by the provisions set forth herein relating to honest and ethical conduct, including the handling of conflicts of interest and compliance with applicable laws, rules and regulations:

1. The Senior Financial Officers are responsible for maintaining the Company's accounting records in accordance with all applicable laws, and ensuring that the accounting records are proper, supported, classified, and do not contain any false or misleading entries. Knowingly making false, misleading or incomplete entries in the Company or any affiliate's financial records is strictly prohibited. A Senior Financial Officer will be considered to have knowingly made false, misleading or incomplete entries if he or she knowingly:

      a) makes, permits or directs another to make materially false, misleading or incomplete entries in the Company or any affiliate's financial records;

      b) fails to correct known materially false, misleading or incomplete financial statements or records;

      c) signs, or permits another to sign, a document containing known, materially false, misleading or incomplete information; or

      d) falsely responds or fails to respond to specific inquiries of the Company's independent public accountant.

2. The Senior Financial Officers are responsible for the Company's system of internal financial controls and shall promptly bring to the attention of the Chairman of the Audit Committee, any information he or she may have concerning:

      a) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company's ability to accurately record, process, summarize and report financial data; and


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      b)    any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures, or internal controls over financial reporting.

3. The Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in:

      a) reports and documents that the Company files with or submits to the SEC; and

      b) the Company's other communications with the public, including both written and oral disclosures, statements and presentations.

4. The Senior Financial Officers are not permitted, directly or indirectly, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company if such person knew or was unreasonable in not knowing that such action could, if successful, result in rendering such financial statements materially misleading. For purposes of this Code of Ethics, actions that "could, if successful, result in rendering such financial statements materially misleading" include, but are not limited to, actions taken at any time with respect to the professional engagement period to fraudulently influence, coerce, manipulate, or mislead an auditor to:

      a) issue a report on the Company's financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards, or other applicable standards);

      b) not perform audit, review or other procedures required by generally accepted auditing standards or other applicable professional standards;

      c)    not withdraw an issued report; or

      d)    not communicate matters to the Audit Committee.

5. A Senior Financial Officer shall promptly bring to the attention of the Chairman of the Audit Committee any information he or she may have concerning:

      a) evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company or its employees or agents, or

      b)    any violation of this Code of Ethics.

6. A conflict of interest occurs when a Senior Financial Officer has any duties or interests, whether professional or personal that either conflict or are mutually incompatible with the proper and impartial fulfillment of that Senior Financial Officer's duties, responsibilities or obligations to the Company. The Senior Financial Officers shall not, during the term of their employment with the Company:

      a)    compete with the Company;


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      b)    let business dealings on behalf of the Company be influenced, or even appear to be influenced, by personal or family interests; or

      c) use or attempt to use his or her position at the company to obtain any improper benefit for himself or herself, or any other person.

      Actions that might involve a conflict of interest, or the appearance of one must be disclosed in writing to the Audit Committee for review. If approval of the reported situation is appropriate, the written disclosure and approval will be filed in the Senior Financial Officer's personnel file.

      A Senior Financial Officer shall promptly bring to the attention of the Chairman of the Audit Committee any information he or she may have concerning any actual or apparent conflict of interest, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

7. The Company is committed to complying with both the letter and the spirit of all applicable laws, rules and regulations. The Company intends to prevent the occurrence of conduct not in compliance with this Code of Ethics and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Allegations of non-compliance will be investigated whenever necessary and evaluated at the proper level(s). Those found to be in violation of this Code of Ethics, including failures to report potential violations by others, are subject to appropriate disciplinary action, up to and including termination of employment. Criminal misconduct may be referred to the appropriate legal authorities for prosecution.

8. The Company will strive to keep confidential the identity of anyone reporting a possible violation. To facilitate the fullest compliance possible and encourage employees to ask questions when presented with potential violations, the Company will not tolerate retaliation against any employee asking questions or making a good faith report in an attempt to comply with this code. Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code. All employees are required to cooperate with an internal investigation of misconduct and unethical behavior.

9. Any waiver of this Code of Ethics may be made only by the Audit Committee and will be promptly disclosed as required pursuant to federal securities laws, regulations and applicable listing standards.


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